Exhibit 23

                  INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in the Registration Statement No. 333-06219 on Form S-8 of Heartland Financial USA, Inc. of our report dated January 22, 1998, relating to the statements of financial condition of the Heartland Financial USA, Inc. Employee Stock Purchase Plan as of December 31, 1997 and 1996, the related statement of income and changes in plan equity for the year ended December 31, 1997 and the period July 1, 1996 through December 31, 1996, which appear in the December 31, 1997 Annual Report on Form 11-K of Heartland Financial USA, Inc. Employee Stock Purchase Plan.




KPMG Peat Marwick, LLP

Des Moines, Iowa
March 27, 1998